Exhibit 23.1

CONSENT OF INDEPENDENT EXPERTS

The Board of Directors
James River Coal Company

Marshall Miller & Associates, Inc., hereby consents to the incorporation by reference in this Registration Statement of James River Coal Company (the “Company”) on Form S-3 filed under the Securities Act of 1933, as amended, of the information contained in our reports, for James River Coal Company, dated July 22, 2004, and for Triad Mining, Inc. and subsidiary, dated April 29, 2005, and April 11, 2006, setting forth the estimates of the Company’s (as of March 31, 2004) and Triad’s (as of February 1, 2005 and April 11, 2006) coal reserves.  We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

Marshall Miller & Associates, Inc. By: /s/ John E. Feddock Name: John E. Feddock, P.E. Title: Senior Vice President

July 9, 2008